Exhibit 99.1

FOR IMMEDIATE RELEASE

POOL CORPORATION REPORTS RECORD FIRST QUARTER RESULTS
AND UPDATES 2016 EARNINGS GUIDANCE

Highlights

•	Net sales growth of 14% with base business net sales growth of 13% for the quarter

•	Operating income growth of 89%

•	Q1 2016 diluted EPS doubled to $0.38

•	Increased 2016 earnings guidance range to $3.25 - $3.40 per diluted share
______________________

COVINGTON, LA. (April 21, 2016) – Pool Corporation (NASDAQ/GSM:POOL) today reported record results for the first quarter of 2016.
“Warmer weather across most seasonal markets resulted in an earlier than normal start to the pool season. Accelerated customer early buy deliveries, an additional selling day compared to the same period last year, and continued exceptional execution by our team all contributed to our strong start in 2016. We leveraged the tools and resources uniquely available to us to provide a differentiated value proposition to help our customers succeed and we made the most of it,” said Manuel Perez de la Mesa, President and CEO.
Net sales for the first quarter of 2016 increased 14% to a record $515.3 million compared to $450.4 million in the first quarter of 2015, with base business sales up 13% for the period. Our sales growth is primarily attributable to continued strength in consumer discretionary spending and seasonably favorable weather. The increase also included a 3% impact from accelerated customer early buy purchases, an almost 2% impact from one additional selling day in the quarter, and market share gains.
Gross profit for the first quarter of 2016 increased 15% to a record $143.0 million from $124.8 million in the same period of 2015. Base business gross profit improved 14% over the first quarter of last year. Gross profit as a percentage of net sales (gross margin) increased 10 basis points to 27.8% compared to the first quarter of 2015.
Selling and administrative expenses (operating expenses) increased 4% to $113.5 million in the first quarter of 2016 compared to the first quarter of 2015, with base business operating expenses up 3% over the comparable 2015 period. These increases were due primarily to labor-related costs and marketing and volume-driven freight expenses.
Operating income for the first quarter increased 89% to a record $29.5 million compared to the same period in 2015. Operating income as a percentage of net sales (operating margin) was 5.7% for the first quarter of 2016 compared to 3.5% in the first quarter of 2015.
Net income attributable to Pool Corporation increased 94% to a record $16.4 million in the first quarter of 2016, compared to $8.4 million for the first quarter of 2015. Earnings per share doubled to a record $0.38 per diluted share for the three months ended March 31, 2016 versus $0.19 per diluted share for the comparable period in 2015.

On the balance sheet, total net receivables increased 19% while inventory levels grew 6% compared to March 31, 2015. Total debt outstanding at March 31, 2016 was $450.5 million, a $57.7 million, or 15% increase over total debt at March 31, 2015.
Cash used in operations was $39.8 million for the first three months of 2016 compared to $57.7 million for the first three months of 2015. The improvement in cash used in operations is primarily related to our net income growth. Adjusted EBITDA (as defined in the addendum to this release) was $36.7 million and $21.6 million for the first quarters of 2016 and 2015, respectively.
“We are updating our fiscal 2016 earnings guidance to a range of $3.25 to $3.40 per diluted share, from our previously reported range of $3.20 to $3.35 per diluted share, given our first quarter results and expectations for the balance of the year. While we have good momentum from the mild winter, we expect that second quarter results will be impacted by the acceleration of sales into the first quarter. We look forward to serving our customers and suppliers during the next several months when the pool season is most intense and when our service level is most distinctive. Our ongoing investments in our business enable us to address the opportunities market by market and customer by customer, and earn our business each and every day,” said Perez de la Mesa.
POOLCORP is the world’s largest wholesale distributor of swimming pool and related backyard products. Currently, POOLCORP operates 338 sales centers in North America, Europe, South America and Australia, through which it distributes more than 160,000 national brand and private label products to roughly 100,000 wholesale customers. For more information, please visit www.poolcorp.com.
This news release includes “forward-looking” statements that involve risk and uncertainties that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “project,” “should” and similar expressions and include projections of earnings. The forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements speak only as of the date of this release, and we undertake no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur. Actual results may differ materially due to a variety of factors, including the sensitivity of our business to weather conditions, changes in the economy and the housing market, our ability to maintain favorable relationships with suppliers and manufacturers, competition from other leisure product alternatives and mass merchants and other risks detailed in POOLCORP’s 2015 Annual Report on Form 10-K filed with the Securities and Exchange Commission.

CONTACT:
Craig K. Hubbard
985.801.5117
craig.hubbard@poolcorp.com

POOL CORPORATION
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
Net sales	$515,250	$450,430
Cost of sales	372,227	325,629
Gross profit	143,023	124,801
Percent	27.8%	27.7%

Selling and administrative expenses	113,493	109,202
Operating income	29,530	15,599
Percent	5.7%	3.5%

Interest and other non-operating expenses, net	2,964	1,995
Income before income taxes and equity earnings	26,566	13,604
Provision for income taxes	10,228	5,292
Equity earnings in unconsolidated investments, net	25	121
Net income	16,363	8,433
Net (income) loss attributable to noncontrolling interest	8	(14)
Net income attributable to Pool Corporation	$16,371	$8,419

Earnings per share:
Basic	$0.39	$0.19
Diluted	$0.38	$0.19
Weighted average shares outstanding:
Basic	42,226	43,601
Diluted	43,317	44,756

Cash dividends declared per common share	$0.26	$0.22

POOL CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	March 31,	March 31,	Change
	2016	2015	$	%

Assets
Current assets:
Cash and cash equivalents	$9,965	$5,048	$4,917	97%
Receivables, net	67,802	56,117	11,685	21
Receivables pledged under receivables facility	215,956	182,610	33,346	18
Product inventories, net	595,393	559,260	36,133	6
Prepaid expenses and other current assets	13,022	11,066	1,956	18
Deferred income taxes	5,536	3,091	2,445	79
Total current assets	907,674	817,192	90,482	11

Property and equipment, net	78,210	62,509	15,701	25
Goodwill	173,605	172,335	1,270	1
Other intangible assets, net	11,835	11,735	100	1
Equity interest investments	1,271	1,345	(74)	(6)
Other assets	20,646	17,488	3,158	18
Total assets	$1,193,241	$1,082,604	$110,637	10%

Liabilities, redeemable noncontrolling interest and stockholders’ equity
Current liabilities:
Accounts payable	$438,705	$375,995	$62,710	17%
Accrued expenses and other current liabilities	49,370	32,188	17,182	53
Short-term borrowings and current portion of long-term debt and other long-term liabilities	5,996	—	5,996	NM
Total current liabilities	494,071	408,183	85,888	21

Deferred income taxes	29,267	23,918	5,349	22
Long-term debt, net	444,461	392,749	51,712	13
Other long-term liabilities	16,438	13,354	3,084	23
Total liabilities	984,237	838,204	146,033	17
Redeemable noncontrolling interest	2,769	2,911	(142)	(5)
Total stockholders’ equity	206,235	241,489	(35,254)	(15)
Total liabilities, redeemable noncontrolling interest and stockholders’ equity	$1,193,241	$1,082,604	$110,637	10%
__________________

1.	The allowance for doubtful accounts was $4.3 million at March 31, 2016 and $4.1 million at March 31, 2015.

2.	The inventory reserve was $8.3 million at March 31, 2016 and $7.2 million at March 31, 2015.

3.	Net financing costs of $1.4 million at March 31, 2016 and $1.8 million at March 31, 2015 were reclassed from Other assets to Long-term debt upon adoption of ASU 2015-03.

POOL CORPORATION
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2016	2015	Change
Operating activities
Net income	$16,363	$8,433	$7,930
Adjustments to reconcile net income to cash used in operating activities:
Depreciation	4,736	3,711	1,025
Amortization	339	278	61
Share-based compensation	2,280	2,171	109
Excess tax benefits from share-based compensation	(2,780)	(3,738)	958
Equity earnings in unconsolidated investments, net	(25)	(121)	96
Other	2,334	2,107	227
Changes in operating assets and liabilities, net of effects of acquisitions:
Receivables	(125,331)	(98,163)	(27,168)
Product inventories	(119,300)	(93,133)	(26,167)
Prepaid expenses and other assets	(2,477)	64	(2,541)
Accounts payable	189,915	138,792	51,123
Accrued expenses and other current liabilities	(5,807)	(18,054)	12,247
Net cash used in operating activities	(39,753)	(57,653)	17,900

Investing activities
Acquisition of businesses, net of cash acquired	(100)	(319)	219
Purchases of property and equipment, net of sale proceeds	(13,405)	(8,797)	(4,608)
Payments to fund credit agreement	(2,315)	(5,350)	3,035
Other investments, net	11	(57)	68
Net cash used in investing activities	(15,809)	(14,523)	(1,286)

Financing activities
Proceeds from revolving line of credit	286,845	217,207	69,638
Payments on revolving line of credit	(233,952)	(188,457)	(45,495)
Proceeds from asset-backed financing	65,000	62,500	2,500
Payments on asset-backed financing	—	(16,000)	16,000
Proceeds from short-term borrowings, long-term debt and other long-term liabilities	5,995	680	5,315
Payments on short-term borrowings, long-term debt and other long-term liabilities	(1,700)	(2,209)	509
Excess tax benefits from share-based compensation	2,780	3,738	(958)
Proceeds from stock issued under share-based compensation plans	4,934	6,229	(1,295)
Payments of cash dividends	(10,927)	(9,607)	(1,320)
Purchases of treasury stock	(65,860)	(8,393)	(57,467)
Net cash provided by financing activities	53,115	65,688	(12,573)
Effect of exchange rate changes on cash and cash equivalents	(825)	(3,294)	2,469
Change in cash and cash equivalents	(3,272)	(9,782)	6,510
Cash and cash equivalents at beginning of period	13,237	14,830	(1,593)
Cash and cash equivalents at end of period	$9,965	$5,048	$4,917

ADDENDUM

Base Business

The following table breaks out our consolidated results into the base business component and the excluded component (sales centers excluded from base business):

(Unaudited)	Base Business		Excluded		Total
(in thousands)	Three Months Ended		Three Months Ended		Three Months Ended
	March 31,		March 31,		March 31,
	2016	2015	2016	2015	2016	2015
Net sales	$510,517	$449,824	$4,733	$606	$515,250	$450,430

Gross profit	141,854	124,624	1,169	177	143,023	124,801
Gross margin	27.8%	27.7%	24.7%	29.2%	27.8%	27.7%

Operating expenses	112,002	108,927	1,491	275	113,493	109,202
Expenses as a % of net sales	21.9%	24.2%	31.5%	45.4%	22.0%	24.2%

Operating income (loss)	29,852	15,697	(322)	(98)	29,530	15,599
Operating margin	5.8%	3.5%	(6.8)%	(16.2)%	5.7%	3.5%

We have excluded the following acquisitions from base business for the periods identified:

Acquired (1)	Acquisition Date	Net Sales Centers Acquired	Periods Excluded
The Melton Corporation	November 2015	2	January - March 2016
Seaboard Industries, Inc.	October 2015	3	January - March 2016
Poolwerx Development LLC	April 2015	1	January - March 2016
St. Louis Hardscape Material & Supply, LLC	December 2014	1	January - March 2016 and January - March 2015

(1)	We acquired certain distribution assets of each of these companies.

When calculating our base business results, we exclude sales centers that are acquired, closed or opened in new markets for a period of 15 months. We also exclude consolidated sales centers when we do not expect to maintain the majority of the existing business and existing sales centers that are consolidated with acquired sales centers.
We generally allocate corporate overhead expenses to excluded sales centers on the basis of their net sales as a percentage of total net sales. After 15 months of operations, we include acquired, consolidated and new market sales centers in the base business calculation including the comparative prior year period.
The table below summarizes the changes in our sales center count in the first three months of 2016.

December 31, 2015	336
Acquired	—
New locations	2
Consolidated locations	—
March 31, 2016	338

Adjusted EBITDA

We define Adjusted EBITDA as net income or net loss plus interest expense, income taxes, depreciation, amortization, share‑based compensation, goodwill and other non-cash impairments and equity earnings or loss in unconsolidated investments.  Adjusted EBITDA is not a measure of cash flow or liquidity as determined by generally accepted accounting principles (GAAP). We have included Adjusted EBITDA as a supplemental disclosure because we believe that it is widely used by our investors, industry analysts and others as a useful supplemental liquidity measure in conjunction with cash flows provided by or used in operating activities to help investors understand our ability to provide cash flows to fund growth, service debt and pay dividends as well as compare our cash flow generating capacity from year to year.

We believe Adjusted EBITDA should be considered in addition to, not as a substitute for, operating income or loss, net income or loss, cash flows provided by or used in operating, investing and financing activities or other income statement or cash flow statement line items reported in accordance with GAAP. Other companies may calculate Adjusted EBITDA differently than we do, which may limit its usefulness as a comparative measure.

The table below presents a reconciliation of net income to Adjusted EBITDA.

(Unaudited)	Three Months Ended
(In thousands)	March 31,
	2016	2015
Net income	$16,363	$8,433
Add:
Interest and other non-operating expenses (1)	2,964	1,995
Provision for income taxes	10,228	5,292
Share-based compensation	2,280	2,171
Equity earnings in unconsolidated investments	(25)	(121)
Depreciation	4,736	3,711
Amortization (2)	116	121
Adjusted EBITDA	$36,662	$21,602

(1)	Shown net of interest income and includes amortization of deferred financing costs as discussed below.

(2)	Excludes amortization of deferred financing costs of $223 and $157 for the three months ended March 31, 2016 and March 31, 2015, respectively.

The table below presents a reconciliation of Adjusted EBITDA to net cash used in operating activities. Please see page 5 for our Condensed Consolidated Statements of Cash Flows.

(Unaudited)	Three Months Ended
(In thousands)	March 31,
	2016	2015
Adjusted EBITDA	$36,662	$21,602
Add:
Interest and other non-operating expenses, net of interest income	(2,741)	(1,838)
Provision for income taxes	(10,228)	(5,292)
Excess tax benefits from share-based compensation	(2,780)	(3,738)
Other	2,334	2,107
Change in operating assets and liabilities	(63,000)	(70,494)
Net cash used in operating activities	$(39,753)	$(57,653)